UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 15, 2006

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2006, Smart Online, Inc. ("Smart Online") entered into amendments to certain registration rights agreements with certain existing investors. The rights agreements were entered into in connection with certain private placements that took place during 2005 and 2006. The forms for these agreements were previously filed on Smart Online's Annual Report on Form 10-K for the year ended December 31, 2005 as Exhibits 10.36, 10.40 and 10.41. Under the original rights agreements, the investors have been accruing a late registration penalty based on a formula using the time between the target registration date, which has passed, and the actual registration date, which has not yet occurred.

Under the terms of the amendment, these existing investors will receive a predetermined payment as Smart Online has not registered the subject shares. At Smart Online's sole discretion, this amount may be paid in shares of Smart Online common stock instead of cash. The number of such shares is determined by dividing the penalty amount by the purchase price of the shares under the applicable subscription agreement.

Smart Online is unable to predict at this time when the actual registration date will be relating to these registration rights agreements. As of November 30, 2006, the aggregate penalty amount due under the prior registration rights agreement would have been $340,789.54 to those investors who amended their registration rights agreement on December 15, 2006. If Smart Online had not settled the registration penalties with these existing investors, the aggregate penalty amount would have continued to accrue penalties until a registration agreement was filed by Smart Online. Smart Online settled for an aggregate amount of $233,122.60 with these investors. Following the execution of these agreements, no further penalties will accrue for those existing stockholders that entered into the amendment. For each existing stockholder that enters into the amendment, the penalty amount will be less than it would have been were the amendment not executed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

December 21, 2006	By:	/s/ Dennis Michael Nouri

Name: Dennis Michael Nouri
Title: President and Chief Executive Officer